EXHIBIT 10.6

SPECTRASCIENCE, INC.

Maximum of 25,000,000 Shares ($5,000,000)

SELECTED DEALERS AGREEMENT

As of April 6, 2010

Dear Sirs:

SpectraScience, Inc. (the “Company”) is offering for sale the shares of common stock (the “Shares”) and warrants to purchase common stock (the “Warrants”, together with the Shares, the “Units”) pursuant to the Company’s Confidential Private Placement Memorandum dated April 6, 2010 (the “Memorandum”) on a no minimum and 25,000,000 Shares ($5,000,000) maximum (the “Maximum Amount”) basis (the “Offering”). Each $25,000 Unit offered will consist of 125,000 Series B Preferred Shares and 62,500 Warrants as described in the Memorandum. The Company has the right to accept or reject subscriptions in whole or in part for any reason or no reason at all.

1.           The Units are to be offered by the Company for an initial Offering period commencing on the date of the Memorandum and ending on June 30, 2010, subject to the right of the Company to extend the Offering one or more times to a date not later than August 31, 2010 solely to “accredited investors” as defined in Regulation D promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”). All purchasers of the Units shall purchase a minimum of $25,000 (125,000 Shares and 62,500 Warrants), unless otherwise agreed upon by the Company.

2.           The Company is offering, subject to the terms and conditions hereof, a portion of the Units for sale by certain dealers which are members of the Financial Industry Regulatory Authority (the “FINRA”) and who agree to comply with the provisions of the FINRA Conduct Rules, and which are registered as broker dealers under the federal and state securities laws, and to foreign dealers or institutions ineligible for membership in said Association which agree to comply, as though such foreign dealer or institution were a member of such Association, with the FINRA’s Conduct Rules (such dealers and institutions so agreeing being hereinafter referred to as “Selected Dealers”).

3.           All Selected Dealers will be paid on all Units sold by them, a commission of 10% and a non-allocable expense reimbursement equal to 2% of the total sales price. Additionally all Selected Dealers will receive Warrants on all Shares sold equivalent to 0.1 Warrant for each Share sold. As an added incentive, the firm will be paid an additional $25,000 for each one million dollars raised.

4.           The Selected Dealer shall arrange for the purchase of the Units for its customers only through the Company and all such purchases shall be made only upon orders already received by the Selected Dealer from its customers.

5.           The Selected Dealer shall promptly transmit to the Company no later than 12 noon of the day subsequent to the receipt of funds received from subscribers all of such funds and a record of each sale which shall set forth the name, address and social security number of each individual subscriber, the number of Units purchased, and, if there is more than one registered owner, whether the certificate or certificates evidencing the securities comprising the Shares purchased are to be issued to the subscriber in joint tenancy or otherwise. Simultaneously, a copy of the completed subscription agreement shall be delivered to the Company. Also, each Selected Dealer shall report, in writing, to the Company the number of persons in each such state who purchase the Units from Selected Dealers. Each sale may be rejected by the Company, and if rejected, the Company will return funds to the rejected subscriber.

6.           All checks and other orders for the payment of money shall be made payable to the Company for deposit into its account. All subscribers’ checks are to be made payable to SpectraScience, Inc.

7.           The proceeds from the sale of all of the Shares sold in the Offering (the “Offering Proceeds”) will be deposited in the Company’s account. In the event that the subscription is rejected by the Company, the full amount paid by the rejected subscriber will be refunded to the subscriber without interest or deduction. All amounts received from accepted subscriptions will be delivered to the Company. No commissions will be paid by the Company unless and until the subscription amount has cleared the banking system and such funds have been released and delivered to the Company.

8.           Your application should reach us promptly by telephone or facsimile at our office. We reserve the right to reject all subscriptions in whole or in part, to make allotments and to terminate the Offering at any time without notice. The Units sold will be confirmed, subject to the terms and conditions of this Selected Dealers Agreement (the “Agreement”).

9.           The privilege of offering the Units is extended to you by the Company only if the Units may lawfully be offered in your state by you.

10.           The Company shall make all necessary Blue Sky or other required filings in a timely manner when requested by a Select Dealer. The Company may, at its sole discretion, elect to not file a Blue Sky or other required documents, provided that the Company shall inform the requesting Select Dealer of such election in a timely manner.

11.           Neither you nor any other person is or has been authorized to give any information or to make any representations in connection with the sale of Units other than as contained in the Memorandum.

12.           This Agreement will terminate upon the earlier (a) the latest date to which the offering period may be extended (August 31, 2010) (b) the date on which the Maximum Amount of Units are sold, (c) when the Offering has otherwise been terminated upon written notice from the Company.

13.           On becoming a Selected Dealer in the Offering, you agree to comply with all applicable requirements of the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”) and all applicable rules and regulations of the FINRA and any state securities commission.

14.           Upon request, you will be informed as to the jurisdictions in which we have been advised that the Units have been qualified for sale or are exempt from such registration or qualification under the respective securities or blue sky laws of such jurisdictions, but we assume no obligation or responsibility as to the right of any Selected Dealer to offer or sell the Units in any jurisdiction or as to any sale therein, for the failure of the Select Dealer to be properly registered as a broker dealer.

15.           Additional copies of the Memorandum will be supplied to you in reasonable quantities upon request.

16.           No Selected Dealer is authorized to act as our agent or to make any representation as to the existence of an agency relationship or otherwise to act on our behalf in offering or selling the Units.

17.           We shall not be under any liability for or in respect of the value, validity or form of the certificates for any securities sold in the Offering, or delivery of the certificates for any securities sold in the Offering, or the performance by anyone of any agreement on his or its part, or the qualification of any securities sold in the Offering under the laws of any jurisdiction, or for or in respect of any matter connected with this Agreement, except for lack of good faith and for obligations expressly assumed by us in writing this Agreement. The foregoing provisions shall be deemed a waiver of any liability imposed under the 1933 Act.

18.           Notice to us should be addressed to us at our office, as follows, SpectraScience, Inc., 11568-11 Sorrento Valley Road, San Diego, CA 92121, Attention: Jim Hitchin, fax 858-847-0880. Notices to you shall be deemed to have been duly given if telefaxed or mailed to you at the address to which this letter is addressed.

19.           This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements in an amount judicially determined.

20.           If you desire to act as a Selected Dealer, please confirm your application by signing and returning to us your confirmation on the duplicate copy of the Selected Dealer Letter enclosed herewith, even though you may have previously advised us thereof by telephone, or telegraph. Our signature hereon may be by facsimile.

Very truly yours,

SPECTRASCIENCE, INC.

By:	/s/ Jim Hitchin
An Authorized Officer

SELECTED DEALER LETTER

SpectraScience, Inc.
11568-11 Sorrento Valley Road
San Diego, CA 92121
Attention: Jim Hitchin

We hereby request to become a Selected Dealer in the offering of the Units of SpectraScience. Inc. in accordance with the terms and conditions stated in the foregoing Selected Dealers Agreement and this Selected Dealer Letter. We hereby acknowledge receipt of the Memorandum referred to in the Selected Dealers Agreement and Selected Dealer Letter. We further state that in seeking purchasers for said Units we will rely solely upon said Memorandum and upon no other statement whatsoever, whether written or oral. We confirm that we are a dealer actually engaged in the investment banking or securities business and that we are either (i) a :member in good standing of the Financial Industry Regulatory Authority (“FINRA”)t or (ii) a dealer with its principal place of business located outside the United States, its territories and its possessions and not registered as a broker or dealer under the Securities Exchange Act of 1934, as amended, who hereby agrees not to make any sales within the United States, its territories or its possessions or to persons who are nationals thereof or residents therein. As a member of the FINRA, we hereby agree to comply with all of the provisions of FINRA Conduct Rules. If we are a foreign Selected Dealer, we agree to comply with the provisions of the FINRA Conduct Rules, and if we are a foreign dealer and not a member of the F1NRA, we agree to comply with the FINRA’s interpretation with respect to free-riding and withholding, and agree to comply, as though we were a member of the FINRA, with provisions of Rule 2750 or the NASD Conduct Rules, and to comply with Rule 2420 of the NASD Conduct Rules as that Rule applies to nonmember foreign dealers.

Firm:	Felix Investments LLC

By:	/s/ Mario Sceusa
Name: Mario Sceusa
Title: President

Address:	17 State Street

NY, NY 10004

Telephone No:	646-597-4300

Dated: April 6, 2010